Exhibit 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:46 PM 10/15/2014
FILED 06:46 PM 10/15/2014
SRV 141297996 - 5167599 FILE

STATE OF DELAWARE
AMENDMENT TO THE
CERTIFICATE OF FORMATION
OF
SUSSER PETROLEUM PARTNERS GP LLC

1.                                      Name of Limited Liability Company is:

Susser Petroleum Partners GP LLC

2.                                      Effective October 27, 2014 the first article of the Certificate of Formation shall be amended as follows:

Name. The name of the Company is “Sunoco GP LLC”.

IN WITNESS WHEREOF, the undersigned have executed this certificate on this 15th day of October, 2014.

By:	/s/ Mary E. Sullivan
Authorized Person

Name:	Mary E. Sullivan
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